Exhibit 4.1

AMENDMENT NO. 1

TO 1998 RIGHTS AGREEMENT

This Amendment No. 1, dated as of September 10, 2006 (this “Amendment”) to the 1998 Rights Agreement, dated November 17, 1998 (the “Rights Agreement”), is made by and between NS Group, Inc., a Kentucky corporation (the “Company”), and Registrar and Transfer Company, a New York corporation (the “Rights Agent”). Capitalized terms not otherwise defined herein shall have the meaning given to such terms in the Rights Agreement.

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with such Section 27; and

WHEREAS, the Board of Directors of the Company has approved, and the Company intends to execute, the Agreement and Plan of Merger (the “Merger Agreement”) dated September 10, 2006, by and among the Company, IPSCO Inc., a corporation organized under the laws of Canada (“Parent”), and PI Acquisition Company, a Kentucky corporation (“Merger Co.”); and

WHEREAS, the Company has determined that it is desirable to amend the Rights Agreement as provided herein.

NOW, THEREFORE, in consideration of these premises and the mutual agreements contained herein, and intending to be legally bound, the Company and the Rights Agent hereby agree as follows:

1.	Amendments. The Rights Agreement is hereby amended as follows:

A.          The definition of “Acquiring Person” set forth in Section 1(a) of the Rights Agreement is amended by inserting the following new paragraph at the end of such definition:

“Notwithstanding anything in this Rights Agreement to the contrary, (i) none of IPSCO Inc., a corporation organized under the laws of Canada (“Parent”), PI Acquisition Company, a corporation organized under the laws of Kentucky (“Merger Co.”), or any of their respective Affiliates or Associates (the “Exempted Persons”), either individually, collectively, or in any combination, shall be deemed to be an “Acquiring Person” solely by virtue of or as a result of (A) the Merger, (B) the announcement, approval, adoption, execution, delivery or performance of the Merger Agreement by the Exempted Persons, or (C) consummation of any other transaction specifically contemplated by the Merger Agreement (the events in clauses (A), (B) or (C), collectively, the “Exempted Transactions”).”

B.          The definition of “Stock Acquisition Date” set forth in Section 1(r) of the Rights Agreement is amended by inserting the following sentence at the end of such definition:

“Notwithstanding anything in this Rights Agreement to the contrary, a “Stock Acquisition Date” shall not be deemed to occur by reason of any of the Exempted Transactions.”

C.          Section 1 of the Rights Agreement is amended by inserting the following subsections into Section 1:

“(u) “Merger” shall have the meaning set forth in the Merger Agreement.”

“(v) “Merger Agreement” shall mean the Agreement and Plan of Merger dated September 10, 2006, by and among the Company, IPSCO Inc., a corporation organized under the laws of Canada (“Parent”), and PI Acquisition Company, a Kentucky corporation (“Merger Co.”).”

D.          Section 3(a) of the Rights Agreement is amended by inserting the following sentence at the end of that Section:

“Notwithstanding anything in this Rights Agreement to the contrary, a “Distribution Date” shall not be deemed to occur by reason of any of the Exempted Transactions.”

E.           Section 7(a) of the Rights Agreement is amended by deleting the word “or” immediately preceding clause (iii) thereof and by adding the following new phrase immediately to the end of that Section:

“or (iv) the Effective Time (as defined in the Merger Agreement).”

F.           Section 11(b) of the Rights Agreement is amended by inserting the following sentence to the end of that Section:

“Notwithstanding anything in this Rights Agreement to the contrary, the Exempted Transactions shall not be deemed to be a Section 11(b) Event.”

G.          Section 13 of the Rights Agreement is amended by inserting the following sentence to the end of that Section:

“Notwithstanding anything in this Rights Agreement to the contrary, the Exempted Transactions shall not be deemed to be an event described in clause (a) of this Section 13 and shall not cause the Rights to be adjusted or to become exercisable in accordance with this Section 13.”

2.           Interpretation. Except as otherwise expressly provided herein, or unless the context otherwise requires, all terms used herein have the meanings assigned to them in the Rights Agreement.

3.           Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the parties hereto to enforce the remainder of the terms, provisions, covenants and restrictions of the Rights Agreement, as amended by this Amendment, to the maximum extent permitted by law.

4.           Waiver. The Rights Agent and the Company hereby waive any notice requirement under the Rights Agreement pertaining to the matters covered by this Amendment.

5.           Certification.   In accordance with Section 27 of the Rights Agreement the undersigned authorized officer of the Company certifies that this Amendment is in compliance with the terms of said Section 27 and does not increase the Rights Agent's duties, liabilities or obligations thereunder.

6.           Counterparts. This Amendment may be executed in any number of counterparts, and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be as effective as delivery of a manually executed counterpart of this Amendment.

7.           Governing Law. This Amendment shall be deemed to be a contract made under the laws of the Commonwealth of Kentucky and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to the contracts to be made and performed entirely within such State.

8.           Effectiveness. This Amendment shall be deemed effective immediately prior to the execution and delivery of the Merger Agreement on and as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

[SIGNATURE PAGE FOLLOWS]

                IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested as of the day and year first written above.

NS Group, Inc.

By:	/s/ Thomas J. Depenbrock
Name:	Thomas J. Depenbrock
Title:	Vice President

Registrar and Transfer Company

By:	/s/ William P. Tatler
Name:	William P. Tatler
Title:	Vice President